Exhibit 99.1

News
Release
Investor and Media Contact:
A. Brian Davis
brian.davis@tengion.com
267.960.4802

Tengion Reports Second Quarter 2012 Financial Results

-- Enrollment for Neo-Urinary Conduit™ Phase 1 Clinical Trial on Track --

-- IND Filing for Neo-Kidney Augment™ Planned for First Half of 2013 --

WINSTON-SALEM, NC, August 14, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today reported its financial results for the second quarter ended June 30, 2012 and provided a business update.

 “In mid-June we announced significant progress toward delivering on critical value creating milestones for our most advanced product candidate, the Neo-Urinary Conduit, and we are pleased to announce continued advances,” said John L. Miclot, President and Chief Executive Officer of Tengion. “The fifth patient is implanted in the Phase 1 clinical trial and we are actively recruiting to enroll the next two patients concurrently. We have also completed our plans to train surgeons on the surgical procedure at four additional clinical sites, allowing the subsequent three patients in this trial to be enrolled in any of the six centers. For our lead preclinical candidate, the Neo-Kidney Augment, with our GLP animal studies currently underway, we are on track to submit an IND filing for this product candidate during the first half of 2013. We are diligently focused on executing on these clinical goals and look forward to updating you on our progress.”

Neo-Urinary Conduit Clinical Program Update
Tengion has implanted five patients in the ongoing Phase 1 clinical trial of its most advanced product candidate, the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients while assessing the safety and preliminary efficacy of the Neo-Urinary Conduit. The trial is an open-label, single-arm study, which is currently expected to enroll up to ten patients.

Following a positive meeting with the Data Safety Monitoring Board (DSMB), the Company is now actively recruiting in order to proceed with concurrent enrollment of patients six and seven as soon as possible. Assuming appropriate safety data, the Company anticipates commencement of efforts to enroll an additional three patients approximately six weeks after implant of patients six and seven, thereby allowing the Company to achieve its stated objective of completing implantation of up to 10 patients by the end of 2012.

The trial is currently being conducted at the University of Chicago Medical Center and at The Johns Hopkins Hospital in Baltimore, Maryland. In addition to the two original trial sites, the trial has been expanded to include four additional centers for patients seven through ten. The additional trial sites are Memorial Sloan-Kettering Cancer Center in New York, NY; Baylor College of Medicine, Houston, Texas; University of Michigan Comprehensive Cancer Center in Ann Arbor, MI; and a fourth site in Boston, MA.

Neo-Kidney Augment Preclinical Program Update
Tengion’s lead preclinical program, the Neo-Kidney Augment, is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). Tengion scientists have published and presented positive data on the effect of the Company’s Neo-Kidney Augment in four different preclinical models of CKD.

Tengion has commenced the good laboratory practice (GLP) animal study program required by the U.S. Food and Drug Administration (FDA) to support an Investigational New Drug (IND) filing and initiation of a Phase 1 clinical trial in CKD patients. These GLP studies are consistent with the preclinical animal models already conducted by Tengion, which yielded positive data demonstrating slowing of kidney disease progression and improved survival.

Tengion anticipates that it will submit an IND filing for the Neo-Kidney Augment during the first half of 2013 and that its Phase 1 trial will provide initial human proof-of-concept data in 2014. Tengion is also exploring an entry strategy in Europe for its Neo-Kidney Augment product candidate using the Advanced Therapy Medicinal Products (ATMP) pathway, an established regulatory route in Europe for advanced cell-based therapies. Tengion plans to define the European regulatory pathway for Neo-Kidney Augment program in the second half of 2012.

Financial Update
For the six months ended June 30, 2012, the Company reported an adjusted net loss of $8.9 million, or $3.74 per basic and diluted common share, compared to an adjusted net loss of $13.1 million, or $6.79 per basic and diluted common share, for the same period in 2011. The decreased adjusted net loss for the 2012 period was primarily due to a reduction in compensation and related expenses of $2.5 million and a decrease in depreciation expense of $1.8 million.

The decreased compensation-related expenses during the 2012 period, of which $1.2 million were attributable to research and development personnel and $1.3 million were attributable to general and administrative personnel, were primarily due to lower headcount resulting from the Company’s November 2011 restructuring. The decreased depreciation expense during the 2012 period resulted from both a change during the second quarter of 2011 in the estimated useful life of leasehold improvements at the Company’s leased facility in Winston-Salem, North Carolina and an impairment during the fourth quarter of 2011 of the carrying value of the Company’s leased facility in East Norriton, Pennsylvania.

For the second quarter ended June 30, 2012, the Company reported an adjusted net loss of $4.5 million, or $1.89 per basic and diluted common share, compared with an adjusted net loss of $6.6 million, or $2.81 per basic common share, for the same period in 2011. The decreased adjusted net loss for the 2012 period was primarily due to a reduction in compensation and related expenses of $1.6 million and a decrease in depreciation expense of $0.9 million.

In May 2012, Tengion’s Board of Directors approved a reverse split of its common stock at a ratio of 1-for-10. The Company’s common stock began trading on a split-adjusted basis upon the opening of the NASDAQ Capital Market on June 14, 2012. The reverse split, which was approved by Tengion stockholders, reduced the number of outstanding shares of the Company’s common stock to approximately 2.5 million shares.

As of June 30, 2012, the Company held $3.7 million in cash and cash equivalents. Based upon the Company’s currently expected level of operating expenditures and debt repayments, and assuming it is not required to settle any outstanding warrants in cash, the Company expects to be able to fund its operations through August 31, 2012. Tengion is actively exploring opportunities to continue its business operations as currently conducted and fund deficits in operating cash flows. If Tengion is unable to raise additional capital, it will need to suspend its business operations and will likely need to seek protection under U.S. bankruptcy laws.

About the Neo-Urinary Conduit™
The Neo-Urinary Conduit™ is a combination of a patient's own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native-like urinary tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag. Standard of care for patients requiring a non-continent urinary diversion uses bowel tissue to construct a conduit for urine to exit from the body. There are over 20,000 urinary diversions performed annually in the United States and Europe. These patients are at risk for complications associated with the use of bowel tissue, as well as for those associated with the surgery to harvest the bowel tissue. The Neo-Urinary Conduit is the only product candidate currently in development that aims to avoid the use of bowel tissue. The Neo-Urinary Conduit is being evaluated in an ongoing Phase 1 clinical trial in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients while assessing the safety and preliminary efficacy of the Neo-Urinary Conduit. The trial is an open-label, single-arm study, which is currently expected to enroll up to ten patients. Five patients have been enrolled to date in the trial and the Company expects to complete implantation of an additional five patients in the trial by the end of 2012.

About the Neo-Kidney Augment™
The Neo-Kidney Augment™ is intended to prevent or delay the need for dialysis or kidney transplantation by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). This increase in functional kidney mass could thereby delay or prevent the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the United States Renal Data System, more than $27 billion in Medicare costs each year are attributable to patients with ESRD and ESRD is associated with an approximate 20% mortality rate per year, with the average life expectancy of a patient initiating dialysis of approximately four years. Tengion scientists have published and presented positive data on the effect of the Company's Neo-Kidney Augment in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival. Tengion anticipates submitting an IND filing for the Neo-Kidney Augment to FDA during the first half of 2013. Tengion is also exploring moving forward using the Advanced Therapy Medicinal Products (ATMP) pathway, an established regulatory route in Europe for advanced cell-based therapies.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on developing its Organ Regeneration Platform™ to harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues with the goal of delaying or eliminating the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications. An initial clinical trial is ongoing for the Company's most advanced product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like urinary tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company's lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis kidney transplantation by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: (i) the Company’s estimates regarding expenses, future revenues, capital requirements, needs for additional financing and its ability to obtain such financing; (ii) the Company’s plans to develop and commercialize its product candidates; (iii) the Company’s ongoing and planned preclinical studies and clinical trials; (iv) the timing of and the Company’s ability to obtain and maintain marketing approvals for its product candidates; (v) the rate and degree of market acceptance and clinical utility of the Company’s products; (vi) the Company’s plans to leverage its Organ Regeneration Platform to discover and develop product candidates; (vii) the Company’s ability to identify and develop product candidates; (viii) the Company’s commercialization, marketing and manufacturing capabilities and strategy; and (ix) the Company’s intellectual property position. Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements.  Tengion’s business is subject to significant risks and uncertainties and there can be no assurance that actual results will not differ materially from expectations.  Factors which could cause actual results to differ materially from expectations include, among others: (i) the Company will need to raise additional funds through collaborative arrangements or the issuance of additional equity to execute the business plan beyond August 31, 2012, or seek protection under the U.S. bankruptcy laws; (ii) the FDA could place the Neo-Urinary Conduit clinical trial on clinical hold; (iii) patients enrolled in the Neo-Urinary Conduit clinical trial may experience adverse events, which could delay the clinical trial or cause the Company to terminate the development of its Neo-Urinary Conduit; (iv) the Company may have difficulty enrolling patients in its clinical trials, including the Phase 1 clinical trial for the Neo-Urinary Conduit; (v) data from the Company’s ongoing preclinical studies, including the proposed GLP program for the Neo-Kidney Augment, may not continue to be supportive of advancing such preclinical product candidates; and (vi) the Company may be unable to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and the Company may not be successful in designing such clinical trials in a manner that supports development of such product candidates.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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TENGION, INC.

(A Development-Stage Company)

Statements of Operations
(in thousands, except per share data)
(unaudited)

					Period from July 10, 2003 (inception) through June 30, 2012
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012

Revenue	$—	$—	$—	$—	$—

Operating expenses:
Research and development	$3,397	$2,789	$6,742	$5,483	$123,340
General and administrative	2,038	1,438	3,814	2,819	44,712
Depreciation	971	115	2,098	251	23,403
Impairment of property and equipment	—	—	—	—	7,371
Other expense	27	44	969	92	1,797
Total operating expenses	6,433	4,386	13,623	8,645	200,623
Loss from operations	(6,433)	(4,386)	(13,623)	(8,645)	(200,623)
Interest income	13	4	27	11	8,523
Interest expense	(201)	(151)	(473)	(325)	(15,214)
Change in fair value of warrant liability	9,519	1,214	9,938	691	17,189
Net income (loss)	$2,898	$(3,319)	$(4,131)	$(8,268)	$(190,125)
Basic net income (loss) attributable to common stockholders per share	$1.23	$(1.40)	$(2.14)	$(3.49)
Diluted net income (loss) attributable to common stockholders per share	$1.21	$(1.40)	$(2.14)	$(3.49)

Shares used in computing basic and diluted net income (loss) attributable to common stockholders:
Basic	2,349	2,373	1,930	2,371
Diluted	2,397	2,373	1,930	2,371

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2011	June 30, 2012
Cash and cash equivalents	$9,244	$3,689
Short-term investments	6,066	—
Total assets	17,817	6,068
Warrant liability	2,511	1,820
Long-term debt (including current portion)	4,987	3,948
Total liabilities	12,802	9,028
Total stockholders’ equity (deficit)	5,015	(2,960)

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012

Net income (loss) attributable to common stockholders – GAAP	$2,898	$(3,319)	$(4,131)	$(8,268)
Change in fair value of warrant liability	(9,519)	(1,214)	(9,938)	(691)
Other expense	27	44	969	92
Adjusted net (loss)	$(6,594)	$(4,489)	$(13,100)	$(8,867)
Shares used in computing basic and diluted net (loss) income Attributable to common stockholders:
Basic	2,349	2,373	1,930	2,371
Diluted	2,397	2,373	1,930	2,371

Basic net income (loss) per share- GAAP	$1.23	$(1.40)	$(2.14)	$(3.49)
Adjustment per share	(4.04)	(0.49)	(4.65)	(0.25)
Basic net (loss) per share-adjusted	$(2.81)	$(1.89)	$(6.79)	$(3.74)

Diluted net income (loss) per share- GAAP	$1.23	$(1.40)	$(2.14)	$(3.49)
Adjustment per share	(3.98)	(0.49)	(4.65)	(0.25)
Diluted net (loss) per share-adjusted	$(2.75)	$(1.89)	$(6.79)	$(3.74)